Exhibit 11.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Offering Statement on Form 1-A of our report dated August 6, 2024, relating to the financial statements of Pacaso Inc. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ Deloitte & Touche LLP

Seattle, Washington

September 9, 2024